UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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The IT Group, Inc. (Name of Registrant as Specified In Its Charter)

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THE IT GROUP, INC.
2790 Mosside Boulevard
Monroeville, Pennsylvania 15146-2792

NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

        The 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of The IT Group, Inc. (the “Company”) will be held at The IT Group, Inc., located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792 on May 23, 2001, at 9:00 a.m. Eastern time, for the following purposes:

1.	To elect five (5) directors to hold office until the Annual Meeting of Stockholders in the year 2002 and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting.

        Holders of record of the Company’s “Common Stock” (as defined) at the close of business on April 3, 2001 are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, from May 13, 2001 until May 22, 2001 at the Company’s executive offices located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792.

        Each stockholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.

By Order of the Board of Directors,

/s/ James G. Kirk

James G. Kirk
Secretary

April 17, 2001
Monroeville, Pennsylvania

THE IT GROUP, INC.
2790 Mosside Boulevard
Monroeville, Pennsylvania 15146-2792

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2001

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The IT Group, Inc., a Delaware corporation (the “Company”), for use at the 2001 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. Eastern time, on Wednesday, May 23, 2001, at The IT Group, Inc., located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). It is anticipated that this Proxy Statement, together with the proxy and the 2001 Annual Report to Stockholders, will first be mailed to the Company’s stockholders on or about April 17, 2001.

VOTING SECURITIES OF THE COMPANY

    Common Stock

        Because, at present, the only matter to be voted on at the Annual Meeting is the election of Common Stock Directors, the authorized voting securities of the Company for purposes of the Annual Meeting (as of the record date of April 3, 2001) consist of 21,992,881 issued and outstanding shares of the Company’s 50,000,000 authorized shares of Common Stock, par value $0.01 per share (the “Common Stock”).

        Holders of shares of Common Stock are entitled to one vote for each share held of record on the record date on all matters submitted to a vote of the stockholders, except in connection with the election of Common Stock Directors, in which case holders of shares of Common Stock have cumulative voting rights.

    Convertible Preferred Stock

        Additionally, the Company has issued and outstanding 46,095 shares of 6% Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”) of the Company’s 180,000 authorized shares of preferred stock, par value $100 per share. Holders of shares of Convertible Preferred Stock generally have the right to vote (on an as-converted basis) as a single class with the holders of shares of Common Stock and other classes or series of stock entitled to vote as a single class with the Common Stock, on all matters submitted to a vote of stockholders except (a) matters for which class voting is required by law or under the Company’s Certificate of Incorporation and (b) during the five-year period ending on November 20, 2001, with respect to the election of the directors required to be elected by holders of the Common Stock.

        In any vote with respect to which holders of shares of Convertible Preferred Stock have the right to vote as a single class with the holders of shares of Common Stock, each share of Convertible Preferred Stock is entitled to cast the number of votes equal to the number of votes which could be cast in that vote by a holder of the number of shares of Common Stock into which that share of Convertible Preferred Stock is convertible on the date of that vote. Shares of Convertible Preferred Stock may at any time, at the option of the holders of those shares, be converted into shares of Common Stock. Each share of the Convertible Preferred Stock is currently convertible into shares of Common Stock at the rate of 131.75 per share of Convertible Preferred Stock, subject to adjustment under certain circumstances. Beginning November 21, 2004, the conversion price of the convertible Preferred Stock will be reduced to one-half of the then-current conversion price.

VOTING AT THE MEETING

        The close of business on April 3, 2001 has been fixed as the record date for determination of holders (“Stockholders”) of the Company’s Common Stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 21,992,881 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such 21,992,881 votes constitutes a quorum for the transaction of business at the Annual Meeting.

        With regard to the election of Common Stock Directors (as defined below), votes by holders of the Company’s Common Stock may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of Common Stock Directors. Abstentions on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

        A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

ELECTION OF DIRECTORS

Board of Directors

        Pursuant to the terms of the agreements under which the Convertible Preferred Stock was purchased in 1996 (the “Investment”) by investors affiliated with The Carlyle Group (collectively, “Carlyle”), a private merchant bank headquartered in Washington, D.C., Carlyle is entitled to elect a majority of our Board of Directors, until November 20, 2001, which date is five years from the consummation of the Investment (the “Five-Year Period”), provided that Carlyle continues to own at least 20% of the voting power of the Company. The Investment agreements also provide that the number of directors comprising our Board will be an odd number. A majority of the directors (the “Preferred Stock Directors”) will be elected by the holders of the Convertible Preferred Stock acting by written consent and without a meeting of the Common Stock holders, and the remaining directors (the “Common Stock Directors”) will be elected by the Common Stock holders. The Preferred Stock Directors serve for annual terms. The Investment agreements also provide that at least two of the directors elected by the holders of the Common Stock will have no employment or other relationship with us or Carlyle, other than their positions as directors of the Company. During the Five-Year Period, holders of the Convertible Preferred Stock will not participate in elections of the Common Stock Directors and the Preferred Stock Directors will not have the right to vote on the election of any director to fill a vacancy among the Common Stock Directors. At the end of the Five-Year Period, provided that Carlyle continues to own at least 20% of the voting power of the Company, holders of the Convertible Preferred Stock will be entitled to elect the largest number of directors which is a minority of the directors and to vote with the Common Stock holders (as a single class) on the election of the remaining directors. Additionally, the holders of the Convertible Preferred Stock, in the event they no longer have the right to elect at least a minority of the directors, will have the right (voting as a class with holders of our 7% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share, and any other parity stock) to elect two directors to the Board in the event we fail to make payment of dividends on the Convertible Preferred Stock for six dividend periods.

        Pursuant to a Unanimous Written Consent of the Board of Directors of the Company dated as of May 14, 1999, all members of the Company’s Board consented to increase the authorized number of Directors to eleven (11), and nominated Dr. Francis J. Harvey for election as an additional Common Stock Director. As noted, under the terms of the Company’s Convertible Preferred Stock, Carlyle currently has the right to elect the smallest number of Directors that constitutes a majority of the Board of Directors. Therefore, Carlyle, which currently elects five (5) of the Company’s directors, has the right to elect a Director to fill one vacancy created by the expansion of the Board to eleven (11) directors. Carlyle advised the Company in writing that it did not presently intend to elect a sixth Preferred Stock Director, although it reserved its rights to do so at any time for any reason so long as it satisfied the ownership test described above. Accordingly, after Dr. Harvey’s election at the 1999 Annual Meeting, the Board of Directors of the Company consists of ten (10) Directors, i.e., five (5) Preferred Stock Directors and five (5) Common Stock Directors, subject to Carlyle’s right later to fill the one vacancy on the Board of Directors by electing an additional Preferred Stock Director.

        Under the Company’s Certificate of Incorporation, holders of the Company’s Common Stock are entitled to cumulate voting rights in the election of Common Stock directors. Under cumulative voting, each holder of the Company’s Common Stock is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. The candidates for election receiving the highest number of affirmative votes of the shares entitled to vote for them up to the number of directors to be elected by those shares will be elected.

        No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been placed in nomination prior to the voting. In voting by proxy, a stockholder is conferring upon the proxyholders the discretionary authority to cumulate votes in electing directors. If any person is properly nominated for director other than the nominees set forth in the table above, the persons named in the accompanying proxy may vote at their discretion cumulatively for less than all the nominees set forth.

        Directors serve for one (1) year terms. The names of the nominees for election as Common Stock Directors, who have been nominated by the Board of Directors, and the names of the Preferred Stock Directors, who are not subject to election by the Common Stock, are set forth in the following table. Should any nominee become unavailable to serve, the proxies solicited hereby may be voted for election of such other persons as shall be nominated by the Board of Directors.

Name	Age	Current Position	Term to Expire	Director of the IT Group Since
Nominees for term expiring in 2002:

Anthony J. DeLuca (1)	53	Director, Chief Executive Officer and President	2001	1996

Francis J. Harvey (1)(2)	57	Director	2001	1999

James C. McGill (3)	57	Director	2001	1990

Richard W. Pogue (3)	72	Director	2001	1998

Charles W. Schmidt (2)	73	Director	2001	1998

Preferred Stock Directors:

Daniel A. D’Aniello (1)(2)(4)	54	Director and Chairman of the Board (non-officer position)	2001	1996

Philip B. Dolan (2)(4)	42	Director	2001	1996

E. Martin Gibson (3)(4)	63	Director	2001	1994

Robert F. Pugliese (3)(4)	68	Director	2001	1996

James David Watkins (2)(4)	74	Director	2001	1996

(1)	Member of Executive Committee

(2)  Member of Compensation Committee.

(3)  Member of Audit Review Committee.

(4)
The Preferred Stock Directors serve for annual terms. The holders of the Convertible Preferred Stock have indicated to the Company their intention to reelect, on or before the date of the Annual Meeting, Mr. D’Aniello, Mr. Dolan, Mr. Gibson, Mr. Pugliese, and Admiral Watkins each to serve an annual term to expire in 2002.

Background of the Nominees and Preferred Stock Directors:

        Mr. D’Aniello has been a Managing Director of Carlyle since 1987. Mr. D’Aniello was Vice President, Finance and Development for Marriott Corporation, a hospitality company, from 1981 to 1987. He currently serves on the Board of Directors for Duratek, Inc., Gemini Air Cargo, Inc., Baker & Taylor, Inc., and PRA International, Inc. Mr. D’Aniello is Chairman of Duratek, Inc. and of Gemini Air Cargo, Inc., and Vice Chairman of Baker & Taylor, Inc.

        Mr. DeLuca was named Chief Executive Officer and President on July 22, 1997 and President and Acting Chief Executive Officer and a Director as of July 1, 1996. Prior to that, Mr. DeLuca had been Senior Vice President and Chief Financial Officer of the IT Group since March 1990.

        Mr. Dolan has been a Managing Director of Carlyle since February 2001. He was a Principal of Carlyle from 1998. Before that, he was a Vice President of Carlyle from 1989. He also serves on the Board of Directors of Baker & Taylor, Inc. Prior to joining Carlyle, Mr. Dolan was an investment analyst and fund manager with the Trust Division of the Mercantile-Safe Deposit and Trust Company and was engaged in management consulting and practiced public accounting with Seidman & Seidman. Mr. Dolan is a Certified Public Accountant.

        Mr. Gibson served as Chairman of the Board of Directors, a non-officer, non-employee position, from April 6, 1995 until his resignation as Chairman upon completion of the Investment. From 1990 until December 1994, Mr. Gibson served as Chairman of Corning Life Sciences, Inc., a subsidiary of Corning Incorporated. Mr. Gibson served in various other senior management capacities with Corning Incorporated during his 32 year career there, including as a Senior Vice President and General Manager of Corning Medical and Scientific Division from 1980 until 1983, and as Group President of Corning Consumer Products and Laboratory Sciences from 1983 until 1990. From 1983 to 1994, Mr. Gibson served on the Board of Directors of Corning Incorporated. Mr. Gibson also serves on the Board of Directors of Hardinge, Inc.

        Dr. Harvey is a management consultant. He served Westinghouse Corporation for 28 years, most recently as the Chief Operating Officer of Westinghouse’s Industries and Technology Group in 1996-1997. Dr. Harvey has also served as the President of Westinghouse’s Electronic Systems Group from 1995 to 1996, President of its Government and Environmental Services Company from 1994 to 1995, and as its Vice President of Science and Technology from 1993 to 1994. Dr. Harvey was chosen as a White House Fellow and served as Special Assistant to the Secretary of Defense from 1978 to 1979. Dr. Harvey also serves on the Boards of Duratek, Inc., Kuhlman Electric Corp.,Via CLIX, Inc., and Akula Software Inc.

        Mr. McGill is currently, and has been for at least five years, a private investor. He served as Chairman of McGill Environmental Systems, Inc. from 1970 to 1987. Mr. McGill serves on the Board of Trustees of the University of Tulsa and on the Boards of Directors of two private corporations that are engaged in venture capital and health exercise equipment businesses.

        Mr. Pogue is a consultant with Dix & Eaton, a public relations firm. Effective June 30, 1994, Mr. Pogue retired as Senior Partner of the law firm of Jones, Day, Reavis & Pogue, Cleveland, Ohio, of which he had been a partner since 1961. Mr. Pogue is also a Director of Continental Airlines, Inc., Rotek Incorporated and TRW Inc.

        Mr. Pugliese has been Special Counsel to Eckert Seamans Cherin & Mellott since 1993. Mr. Pugliese was Executive Vice President, Legal and Corporate Affairs for Westinghouse Electric Corporation and served as General Counsel from 1976 to 1992. Mr. Pugliese is a member of the Association of General Counsel. Mr. Pugliese has served as Secretary to the Board of Directors of Westinghouse Electric Corporation and Chairman of the Board of Trustees at the University of Scranton, and served as a Director of OCWEN Asset Investment Corporation and St. Clair Memorial Hospital.

        Mr. Schmidt retired in January 1991 as Senior Vice President, External Affairs of Raytheon Company, a broadly diversified manufacturer of industrial and consumer products, and was formerly President and Chief Executive Officer of SCA Services, Inc., a company that provided waste management-related services and previously was President and Chief Executive Officer of S.D. Warren Company, a division of Scott Paper Company. Mr. Schmidt also serves as a trustee of the Massachusetts Financial Services Family of Mutual Funds and is a Director of Mohawk Paper Company.

        Admiral Watkins has been the President of the Joint Oceanographic Institutions, Inc. since 1993 and President of Consortium Oceanographic Research and Education since 1994. Admiral Watkins was Secretary of Energy of the United States from 1989 to 1993. Prior to his appointment as Secretary of Energy, the Admiral served as Director of Philadelphia Electric Company and VESTAR, Inc. (a pharmaceutical company), and was a consultant to the Carnegie Corporation of New York. From 1982 to 1986, he served as the Chief of Naval Operations, capping a career spanning nearly four decades. Admiral Watkins was also appointed to chair the Presidential Commission on AIDS from 1987 to 1988. He was a Trustee of the Carnegie Corporation of New York from 1993 to 1998. Admiral Watkins currently serves as a Director of Duratek, Inc.

Meetings of the Board of Directors and Committees

        During the period December 31, 1999 through December 29, 2000, the end of the Company’s last fiscal year, the Company’s Board of Directors held six meetings. During such fiscal year, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

        The Company’s Executive Committee held one meeting during the period from December 31, 1999 through December 29, 2000. The Executive Committee manages the business and affairs of the Company between regularly scheduled Board Meetings.

        The Company’s Audit Review Committee held eight meetings from December 31, 1999 through December 29, 2000. The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company’s independent auditors and reviews with the independent auditors the scope and results of the annual audit.

        The Company’s Compensation Committee held five meetings from December 31, 1999 through December 29, 2000. The Compensation Committee reviews salaries, bonuses and other aspects of executive compensation and administers the Company’s stock incentive and other compensation plans.

Compensation of Directors

        Retainer Fees.    Non-employee directors each receive compensation of approximately $35,000 per calendar year, consisting of a retainer fee of $6,000 per quarter and a board meeting fee of $2,750 for each board meeting attended (no additional compensation is given for attendance at committee meetings). Directors’ compensation may be paid in cash and/or stock as determined by the Executive Committee. Payments on account of directors fees earned by Messrs. D’Aniello and Dolan are paid directly to Carlyle.

        Chairman of the Board.    The Chairman of the Board of Directors serves as a member or ex-officio member of all committees of the Board and is required to spend significant time on Company matters. The chairmanship is a non-officer, non-employee position. Upon completion of the Investment, Carlyle named one of the Preferred Stock Directors, Mr. Daniel A. D’Aniello, Chairman of the Board. Mr. D’Aniello is compensated for his services at the rate of $120,000 per calendar year, in lieu of the non-employee director fees described above.

        Stock Options.    The Company presently has two (2) stock incentive plans, the Amended and Restated 1996 Stock Incentive Plan (the “1996 Plan”) and the 2000 Stock Incentive Plan (the “2000 Plan”). The purposes of the Company’s Plans are to enable the Company and its subsidiaries to attract, retain and motivate employees by providing for or increasing their proprietary interests in the Company, and to attract non-employee directors and further align their interests with those of the stockholders by providing for or increasing their proprietary interests in the Company. Every employee of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan and the 2000 Plan.

        Pursuant to the terms of the 1996 Plan, grants of stock options to non-employee directors are within the discretion of the Compensation Committee, however, no grants have been made to non-employee directors. The 1996 Plan ceases to be available for new awards on November 20, 2001. As of March 30, 2001, the maximum number of shares available for issuance under the 1996 Plan is 311,449.

        Nonemployee directors may participate under the 2000 Plan only through the receipt of initial and annual option grants. The 2000 Plan provides that upon first joining the Board and annually thereafter each nonemployee directors may receive a stock option grant for a number of Shares specified by the Committee or the Board. The total number of Shares subject to options granted to any one nonemployee director during any calendar year cannot exceed 5,000. Subject to the foregoing, the Committee determines the date of grant of nonemployee director options, the vesting and/or exercisability provisions of such options and the exact number of Shares subject to such options. As of March 30, 2001, there remain 892,610 shares authorized for issuance under the 2000 Plan; no options have been issued under the 2000 Plan.

        Retirement Plan.    Prior to the consummation of the Investment, the Company maintained a retirement plan for non-employee directors and under certain circumstances directors who met the plan’s length of service requirements were entitled to an accelerated lump sum payment upon a change of control such as the change of control resulting from the Investment. In connection with the Investment, however, each of the then non-employee directors of the Company acknowledged and agreed to a modification of the right to receive the accelerated lump sum payment. The payments to be received by non-employee directors pursuant to the amended plan are significantly less than the lump sum payments that were waived. Pursuant to the plan, as amended, Mr. Gibson is to receive $16,000 in annual benefits, for a total of $80,000, and Mr. McGill is to receive $40,000 in annual benefits, for a total of $200,000, payable in monthly installments over five years until November 2001, on account of their service as directors prior to the Investment.

BENEFICIAL OWNERSHIP OF SHARES

        The following table sets forth information as of April 3, 2001 with respect to beneficial ownership of (a) Common Stock, (b) Depositary Shares, each representing 1/100 of a share of 7% Preferred Stock (the “Depositary Shares”), (c) Convertible Preferred Stock and (d) the warrants (the “Warrants”) to purchase up to 1,250,000 shares of Common Stock (at a current exercise price of $11.39 per share), by (w) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock (based solely on information contained in Schedules 13D, -G, or -F filed by such persons and delivered to the Company), Depositary Shares, Convertible Preferred Stock or Warrants, (x) each director of the Company, (y) the named executive officers of the Company and (z) all directors and persons serving as executive officers of the Company as a group. To our knowledge, no one beneficially owns 5% or more of the 8% Convertible Subordinated Debentures previously issued by OHM Corporation (the “Debentures”) or Debentures convertible into 5% or more of the Common Stock.

Name	Amount and Nature of Beneficial Ownership of Common Stock(1)(2)		Percent of Common Stock Beneficially Owned(2)	Amount and Nature of Beneficial Ownership of Depositary Shares	Percent of Depositary Shares Beneficially Owned	Amount and Nature of Beneficial Ownership of Convertible Preferred Stock	Percent of Convertible Preferred Stock Beneficially Owned
TCG Holdings, L.L.C.	7,598,963	(3)	25.68%			41,263	89.52%
Carlyle Investment Management, L.L.C.	961,419	(4)	4.19%			4,832	10.48%
T. Rowe Price Associates, Inc. (5)	2,121,465		9.65%
Dimension Fund Advisors, Inc. (6)	1,822,095		8.28%
Osterweis Capital Management, Inc., et al. (7)	1,379,609		6.27%
Daniel A. D’Aniello (8)	0		—
Philip B. Dolan (8)	0		—
E. Martin Gibson	5,351		*	5,000	*
James C. McGill (9)	22,768		*	1,000	*
Richard W. Pogue	69,841	(10)	*
Robert F. Pugliese	2,966		*
Charles W. Schmidt	20,940		*
James D. Watkins	2,966		*
Anthony J. DeLuca	456,628		2.06%
David L. Backus	69,237		*
M. Scott Bonta	74,313		*
Gary L. Gardner	86,882		*
Enzo M. Zoratto	94,899		*
All directors and executive officers as a group (22 persons) (11)	1,330,632		5.95%

*  Less than 1%

(1)
The number of shares of Common Stock beneficially owned includes shares of Common Stock in which the persons set forth in the table have either investment or voting power. Unless otherwise indicated, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power, subject to community property laws where applicable. The number of shares beneficially owned also includes shares that the following individuals have the right to acquire within 60 days of April 3, 2001 upon exercise of stock options (and conversion of Depositary Shares in the case of Messrs. Gibson and McGill) in the following amounts: (i) 5,351 shares upon conversion of the Depositary Shares as to Mr. Gibson, (ii) 1,070 shares upon conversion of the Depositary Shares as to Mr. McGill, (iii) 55,760 shares as to Mr. Pogue, (iv) 13,940 shares as to Mr. Schmidt, (v) 126,894 shares as to Mr. DeLuca, (vi) 13,409 shares as to Mr. Backus, (vii) 17,908 shares as to Mr. Bonta, (viii) 22,182 shares as to Mr. Gardner, (ix) and (x) 30,135 shares as to Mr. Zoratto.

(2)
For the purposes of determining the number of shares of Common Stock beneficially owned, as well as the percentage of outstanding Common Stock held, by each person or group set forth in the table, the number of such shares is divided by the sum of the number of outstanding shares of Common Stock on April 3, 2001 plus (i) the number of shares of Common Stock subject to options exercisable currently or within 60 days of April 3, 2001 by such person or group, (ii) shares of Common Stock into which persons who hold Depositary Shares or Convertible Preferred Stock may convert such security (or otherwise obtain Common Stock), and/or receive Common Stock upon exercise of Warrants, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (Rule 13d-3(d)(1)). Depositary Shares may be converted at any time into Common Stock at the ratio of 1.0702 shares of Common Stock for each Depositary Share. The Convertible Preferred Stock may be converted at any time into Common Stock at the ratio of 131.75 shares of Common Stock for each share of Convertible Preferred Stock (reflecting a conversion price of $7.59 per share of Convertible Preferred Stock).

(3)
Total represents shares of Common Stock 1) shares of Common Stock purchased in the open market, 2) issuable upon conversion of all shares of 6% Cumulative Convertible Preferred Stock (“Convertible Preferred Stock”) and 3) exercise of all warrants to purchase 1,250,000 shares of the issuer’s Common Stock (“Common Stock”) held by certain limited partnerships controlled by TCG Holdings, L.L.C., a Delaware limited liability company (“TCG Holdings”), as set forth in more detail in the following sentence. The cumulative TCG Holdings ownership figure represents (i) 2,284,376 shares beneficially owned by Carlyle Partners II, L.P., a Delaware limited partnership (“CPII”), (ii) 103,743 shares beneficially owned by Carlyle SBC Partners II, L.P., a Delaware limited partnership (“CSBCII”), (iii) 1,917,640 shares beneficially owned by Carlyle International Partners II, L.P., a Cayman Islands limited partnership (“CIPII”), (iv) 102,785 shares beneficially owned by Carlyle International Partners III, L.P., a Cayman Islands limited partnership (“CIPIII”), (v) 431,112 shares beneficially owned by C/S International Partners, a Cayman Islands partnership (“C/SIP”), (vi) 2,387 shares beneficially owned by Carlyle Investment Group, L.P., a Delaware limited partnership (“CIG”), (vii) 2,439,966 shares beneficially owned by Carlyle-IT International Partners, L.P., a Cayman Islands limited partnership (“CITIP”), (viii) 80,818 shares beneficially owned by Carlyle-IT International Partners II, L.P., a Cayman Islands limited partnership (“CITIPII”), and (ix) 236,136 shares beneficially owned by Carlyle-IT Partners, L.P., a Delaware limited partnership (“CITP”). TC Group, L.L.C., a Delaware limited liability company (“TC Group”), may be deemed to be the beneficial owner of 7,598,963 shares of ITC Common Stock as the general partner of CPII, CPSBCII, CIG, and CITP, and as the managing general partner of CIPII, CIPIII, C/SIP, CITIP and CITIPII. TCG Holdings, as a member holding a controlling interest in TC Group, may be deemed to share all rights herein described belonging to TC Group. Furthermore, because certain managing members of TCG Holdings are also managing members of Carlyle Investment Management, L.L.C., a Delaware limited liability company (“CIM”), TCG Holdings may be deemed the beneficial owner of the shares of Common Stock controlled by CIM (see footnote 4 below). The principal business address of TC Group and TCG Holdings is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington DC 20004. The principal business address of CPII, CPIII, CIG, CITP and CIM is Delaware Trust Building, 900 Market Street, Suite 200, Wilmington, Delaware 19801. The principal business address of CIPII, CIPIII, C/SIP, CITIP and CITIPII is Coutts & Co., P.O. Box 707, Cayman Islands, British West Indies.

(4)
Represents shares of Common Stock 1) shares of Common Stock purchased in the open market, 2) issuable upon conversion of all shares of Convertible Preferred Stock and 3) exercise of all Warrants held by the State Board of Administration of the State of Florida over which CIM holds sole voting and disposition power. Because certain managing members of TCG Holdings are also managing members of CIM, CIM may be deemed to be the beneficial owner of the shares of Common Stock controlled by TCG Holdings (see footnote 3 above).

(5)
Such information is based solely from a Schedule 13G (Amendment No. 3) filed by T. Rowe Price Associates (Price) with the SEC dated February 14, 2001. Of the 2,121,465 shares Price holds, it has sole power to vote or direct the vote of 412,782 shares. These securities are owned by various individual and institutional investors which Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price is deemed to be a beneficial owner of such securities; however, Price expressly disclaims that it is, in fact, the beneficial owner of such securities. Price’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)
Such information is derived solely from a Schedule 13G filed by Dimension Fund Advisors, Inc. (Dimension) with the SEC dated February 2, 2001. Dimension reports that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the Funds.) In its role as investment advisor and investment manager, Dimension possesses both voting and investment power over the securities of the Company described that are owned by the Funds. All securities reported in this schedule are owned by the Funds, and Dimension disclaims beneficial ownership of such securities. Dimension further reports that none of its advisory clients, to its knowledge, owns more than 5% of the class. Dimension disclaims beneficial ownership of all such securities. Dimension’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7)
Such information is derived solely from a Schedule 13G (Amendment No. 1) filed by the Osterweis Shareholders which is comprised of the entities listed in the following sentence (filing as joint filers) with the SEC dated February 2, 2001. The Osterweis Shareholders are comprised of Osterweis Capital Management, Inc., Osterweis Capital Management, L.L.C., and John S. Osterweis. The Osterweis Shareholders report in such Schedule 13G that (i) Osterweis Capital Management, Inc. has sole voting power with respect to 598,382 shares, and sole dispositive power with respect to 841,987 shares, (ii) Osterweis Capital Management, L.L.C. has sole voting power with respect to 521,698 shares, and sole dispositive power with respect to 537,622 shares and (iii) John S. Osterweis has sole voting power with respect to 1,120,080 shares, and sole dispositive power with respect to 1,379,609 shares. The Osterweis Shareholders’ address is One Maritime Plaza, Suite 800, San Francisco, California 94111.

(8)
Mr. D’Aniello is a Managing Member of TCG Holdings. Mr. D’Aniello’s interest in TCG Holdings is not controlling and thus Mr. D’Aniello expressly disclaims any beneficial ownership in the shares of Company Common Stock beneficially owned by TCG Holdings. Mr. Dolan is an employee of The Carlyle Group and holds no economic interest in either TC Group or TCG Holdings, and as such expressly disclaims any beneficial ownership in the shares of Company Common Stock beneficially owned by any of such entities.

(9)
Includes 1,000 shares of Common Stock and 1,000 Depositary Shares (convertible into 1,070 shares of Common Stock) owned by Mr. McGill’s wife, as to which Mr. McGill has no voting or dispositive power, and 1,250 shares owned by a revocable living trust maintained by Mr. McGill. Mr. McGill disclaims beneficial ownership of all such shares.

(10)	Includes 1,081 shares of Common Stock owned by a revocable trust for Mr. Pogue’s wife with respect to which Mr. Pogue is a trustee. Mr. Pogue disclaims beneficial ownership of all such shares.

(11)
Includes 383,691 shares of Common Stock that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2001 and 6,000 Depositary Shares (convertible into 6,421 shares of Common Stock).

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the annual, long-term compensation and other compensation for services in all capacities to the Company for fiscal years (“FY”) 2000, 1999, and calendar year (“CY”) 1998, with respect to the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, as of December 29, 2000 (the “Named Officers”).

			Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year(1)	Salary($)	Bonus($)(2)	Other Annual Compensation(3)	Restricted Stock Awards($)(4)	Securities Underlying Options(#)(5)	All Other Compensation ($)(6)
Anthony J. DeLuca	FY 2000	$546,150	$100,000	$ 93,010	$175,000	65,000	$156,652
Chief Executive Officer	FY 1999	$449,042	$300,000	$216,467	$347,599	140,678	$285,313
and President	CY 1998	$378,462	$300,000	—	—	43,782	$ 95,481

David L. Backus (7)(8)	FY 2000	$225,000	$ 20,000	$ 28,697	$ 30,000	10,000	$152,160
Senior Vice President	FY 1999	$225,000	$ 85,000	—	$ 67,598	38,477	$112,061
International	CY 1998	$166,666	$ 66,000	—	—	5,000	$227,690

Gary L. Gardner (8)	FY 2000	$225,000	$ 22,500	—	$ 40,000	13,000	$ 39,522
Senior Vice President	FY 1999	$200,395	$ 65,000	$ 39,872	$ 45,999	43,000	$ 51,708
Commercial Engineering	CY 1998	$185,016	—	—	—	10,214	$ 21,069
and Construction

Enzo M. Zoratto	FY 2000	$225,000	$ 35,000	—	$ 75,000	20,000	$ 25,934
Senior Vice President	FY 1999	$194,234	$ 65,000	$ 35,829	$ 45,999	43,000	$ 42,268
Government Services	CY 1998	$166,923	$ 85,000	—	—	17,568	$ 12,205

M. Scott Bonta	FY 2000	$190,769	$ 22,500	—	$ 50,000	15,000	$ 44,200
Senior Vice President,	FY 1999	$172,615	$ 65,000	—	$ 44,804	34,457	$ 31,530
Consulting and	CY 1998	$157,769	$ 85,000	—	—	12,500	$ 24,460
Technology; Chief
Information Officer

(1)
On June 9, 1998, the Company elected to convert from a fiscal year ending on the last Friday in March to a fiscal year ending on the last Friday in December. The compensation reported for the Named Officers for CY 1998 represents remuneration paid during the twelve-month period commencing January 1, 1998 and ending December 31, 1998.

(2)
Bonus amounts are reported in the fiscal year they are earned or accrued, even though some or all of the actual cash payment may be made in the next fiscal year. Fifty percent (50%) of the anticipated bonus payout for FY 2000 has been approved. Additional FY 2000 bonus payments may be approved subject to attainment of future performance goals.

(3)
For FY 2000, the dollar value of perquisites and other personal benefits for Messrs. Gardner, Zoratto, and Bonta was less than the reporting thresholds established by the SEC. Tax gross up payments on continued service bonuses earned under the Company’s Executive Bonus Plan were paid in FY 2000 in the amounts of $57,953 and $13,289 to Messrs. DeLuca and Backus, respectively. Mr. Backus was also paid an annual automobile allowance of $7,800.

For FY 1999, the dollar value of perquisites and other personal benefits for Mr. Backus and Mr. Bonta was less than reporting thresholds established by the SEC. Tax gross up payments on bonuses earned under the Company’s Executive Bonus Plan were paid in FY 1999 in the amounts of $176,537, $25,479, and $21,725 to Messrs. DeLuca, Gardner, and Zoratto, respectively.

(4)
Grants of Restricted Stock (Common Stock) were approved and issued outside of the 1996 and 2000 Plans effective January 2, 2001 which vest in 25% increments over four years beginning one year from the date of the grant. The number of Restricted Stock shares so issued to Named Officers was: Mr. DeLuca 35,000; Mr. Backus 6,000; Mr. Gardner 8,000; Mr. Zoratto 15,000; and Mr. Bonta 10,000. The dollar amount shown is based on the fair market value of the Common Stock on the date of the grant. The aggregate restricted stock holdings of the Named Officers as of the last day of FY2000 are $365,465, $67,040, $65,205, $100,205, and $74,550 for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta respectively.

Grants of Restricted Stock were approved primarily under the 1996 Plan during FY 1999, effective January 1, 2000, which vest in 25% increments over four years beginning one year from the date of grant. The number of Restricted Stock shares so issued to Named Officers was: Mr. DeLuca 38,093; Mr. Backus 7,408; Mr. Gardner 5,041; Mr. Zoratto 5,041; and Mr. Bonta 4,910. Mr. DeLuca’s restricted stock was issued outside of the 1996 Plan. The dollar amount shown is based on the fair market value of the Common Stock on the date of grant (and as of the last day of FY 1999) and, except for Messrs. DeLuca, Zoratto, and Bonta represents the aggregate restricted stock holdings of Named Officers as of the last day of FY 1999. Messrs. DeLuca, Zoratto, and Bonta’s aggregate holdings as of the last day of FY 1999 were $370,411, $65,162 and $55,754 respectively.

Our credit agreements prohibit cash dividends on Common Stock.

(5)
During FY 2000, non-qualified stock options were awarded under the 1996 Plan which vest in 25% increments over four years beginning one year from the date of grant, expire ten years after the date of grant, and were issued at an exercise price equal to fair market value of the Common Stock on date of grant. The number of option shares so issued, including options approved in FY 2000 by the Compensation Committee with a grant date of January 2, 2001 to the Named Officers are as follows: Mr. DeLuca 65,000; Mr. Backus 10,000; Mr. Gardner 13,000; Mr. Zoratto 20,000; and Mr. Bonta 15,000.

During FY 1999, non-qualified stock options were awarded under the 1996 Plan which vest in 25% increments over four years beginning one year from the date of grant, expire ten years after the date of grant, and were issued at an exercise price equal to fair market value of the Common Stock on date of grant. The number of option shares so issued, including options approved in FY 1999 by the Compensation Committee with a grant date of January 1, 2000 to the Named Officers are as follows: Mr. DeLuca 140,678; Mr. Backus 35,635; Mr. Gardner 18,000; Mr. Zoratto 18,000; and Mr. Bonta 17,687. Also during FY 1999, stock options were awarded which vest at 100% four years after date of grant, expire five years after date of grant and were issued at an exercise price equal to fair market value of the Common Stock on date of grant. These options will vest on an accelerated basis as follows: 50% will vest if the Common Stock price averages $17.42 for a period of 90 consecutive days, and 50% will vest if the Common Stock price averages $20.91 for a period of 90 consecutive days. The number of option shares so issued to the Named Officers in FY 1999 were as follows: Mr. Backus 2,842; and Mr. Bonta 1,770. Also during FY 1999, stock options were awarded which vest in 25% increments over four years beginning one year from the date of grant, expire ten years after date of grant and were issued at an exercise price equal to the fair market value of the Common Stock on date of grant. These options will vest on an accelerated basis as follows: 25% will vest if the Common Stock price averages $17.50 for a period of 90 consecutive days, and 25% will vest if the Common Stock averages $21.00 for a period of 90 consecutive days. The number of option shares so issued to Named Officers in FY 1999 was as follows: Mr. Gardner 25,000; Mr. Zoratto 25,000 and Mr. Bonta 15,000.

During CY 1998, stock options were awarded under the 1996 Plan which vest in 25% increments over four years beginning one year from date of grant, expire ten years after date of grant and were issued at an exercise price equal to the fair market value of the Common Stock on date of grant. The number of option shares so issued to the Named Officers in CY 1998 were as follows: Mr. DeLuca 25,000; Mr. Gardner 7,500; Mr. Zoratto 15,000; and Mr. Bonta 12,500. Also, during CY 1998 options were awarded which vest 100% four years after date of grant and were issued at an exercised price equal to the fair market value of the Common Stock on date of grant. These options will vest on an accelerated basis as follows: 50% will vest if the Common Stock price averages $13.50 for a period of 90 consecutive days, and 50% will vest if the Common Stock price averages $16.50 for a period of 90 consecutive days. The number of option shares so issued to Named Officers in 1998 were as follows: Mr. DeLuca 18,782; Mr. Gardner 2,714; and Mr. Zoratto 2,568. During CY 1998, Mr. Backus was granted 5,000 options under the terms of the Fluor Daniel GTI Inc. (“GTI”) Stock Plan.

(6)
For FY 2000, the amounts shown for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta represent $1,265, $903, $315, $193, and $162 respectively of life insurance premiums in excess of $50,000. Although required to be reported as income, the Named Officers, as do all salaried employees, pay the cost of all life insurance premiums for life insurance coverage in excess of one times their salary. In addition, the amounts shown include: the Company’s contribution to the Company’s Retirement Plan, a defined contribution plan, for the Company’s 401(k) Company matching contributions of $6,800 each for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta; the Company’s contribution in Common Stock to the Company’s Restoration Plan, a bonus plan designed to make up for government imposed limitations on the Company’s contribution to the qualified retirement plan, to Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta in the amounts of $27,200, $5,600, $4,800, $4,800, and $3,800 respectively; partial forgiveness of the principal on a relocation loan to purchase a residence of $5,000 and $3,000 for Messrs. DeLuca and Bonta respectively; accrued but unused paid time off for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta, of $40,986, $15,036, $17,308, $4,327, and $17,308 respectively; imputed interest on relocation loans of $6,957 and $4,174 for Messrs. DeLuca and Bonta respectively; earnings on voluntary deferred compensation for Messrs. Backus, Gardner, and Zoratto, of $807, $409, and $456 respectively; and continued service bonuses under the Company’s Executive Bonus Plan of $68,444, $13,804, $9,890, $9,359, and $8,956 for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta respectively. Mr. Backus’ amount includes $109,210 as payment under the terms of a retention arrangement approved by GTI.

For FY 1999, the amounts shown for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta represent $1,411; $75; $365; $190; and $179 respectively of life insurance premiums in excess of $50,000. Although required to be reported as income, the Named Officers, as do all salaried employees, pay the cost of all life insurance premiums for life insurance coverage in excess of one times their salary. In addition, the amounts shown include: the Company’s contribution to the Company’s Retirement Plan, a defined contribution plan, for the Company’s 401(k) Company matching contributions for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta in the amounts of $8,000; $5,757; $8,000; $8,000; and $8,000 respectively; the Company’s contribution to the Company’s Restoration Plan, a bonus plan designed to make up for government imposed limitations on the Company’s contribution to the qualified retirement plan, to Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta in the amounts of $20,740; $3,250; $1,858; $5,428; and $4,921 respectively; partial forgiveness of the principal on a relocation loan to purchase a residence of $5,000 and $3,000 for Messrs. DeLuca and Bonta respectively; accrued but unused paid time off for Messrs. DeLuca, Backus, Gardner, and Bonta $30,288; $48,678; $10,817; and $11,308 respectively; reimbursed relocation expenses of $3,870 for Mr. DeLuca; imputed interest on relocation loans of $7,511; and $4,122 for Messrs. DeLuca, and Bonta respectively; earnings on voluntary deferred compensation for Messrs. Backus, Gardner, and Zoratto of $512; $540; and $145 respectively; performance and continued service bonuses under the Company’s Executive Bonus Plan of $208,494, $30,128, and $28,506 for Messrs. DeLuca, Gardner, and Zoratto, respectively; and payment of $53,790 to Mr. Backus under the terms of a retention arrangement approved by GTI.

For CY 1998, the amounts shown for Messrs. DeLuca, Gardner, Zoratto, and Bonta represent $9,008, $418, $639, and $1,183 respectively of life insurance premiums in excess of $50,000. Although required to be reported as income, the Named Officers, as do all salaried employees, pay the cost of all life insurance premiums for life insurance coverage in excess of one times their salary. In addition, the amounts shown include: the Company’s contribution to the Company’s Retirement Plan, a defined contribution plan, for the Company’s 401(k) Company matching contributions for Messrs. DeLuca, Backus, Gardner, Zoratto, and Bonta in the amounts of $6,877, $16,427, $9,457, $8,204, and $7,952 respectively; the Company’s contribution to the Company’s Restoration Plan, a non-qualified supplemental retirement plan, to Messrs. DeLuca, Gardner, Zoratto, and Bonta in the amounts of $16,059, $519, $3,362, and $2,694 respectively; partial forgiveness of the principal on a relocation loan to purchase a residence of $5,000, and $3,000 for Messrs. DeLuca, and Bonta respectively; accrued but unused paid time off of $26,346, $1,263, $10,674 and $6,250 for Messrs. DeLuca, Backus, Gardner and Bonta respectively; reimbursed relocation expenses of $26,554 for Mr. DeLuca; imputed interest on relocation loans of $5,637, and $3,382 for Messrs. DeLuca and Bonta respectively; a safety bonus paid by GTI to Mr. Backus of $10,000; and $200,000 paid to Mr. Backus as full consideration for the value of foregone benefits and compensation had he returned to his previous employer.

(7)
Represents compensation earned by Mr. Backus as an employee of the Company and as an employee of Fluor Daniel GTI, Inc. (“GTI”) which was acquired by the Company in December 1998. During FY 1999 and CY 1998, Mr. Backus was also paid compensation not reported herein attributable, or substantially attributable, to his employment with Fluor Daniel, Inc., parent of GTI, prior to the Company’s acquisition of GTI. Options granted to Mr. Backus in CY 1998 were issued by GTI. Mr. Backus’ options, as were all outstanding options held by employees of GTI, were cashed out prior to the merger with the Company.

(8)	Amounts shown for Mr. Backus and Mr. Gardner under “All Other Compensation” for CY 1998 paid by GTI and OHM respectively, are for GTI and OHM programs analogous to the referenced Company programs.

Stock Option Grants in the Last Fiscal Year

        The following table provides information related to grants of stock options to the Named Officers pursuant to the Company’s 1996 Plan during the fiscal year ending December 29, 2000 including options approved during 2000 by the Compensation Committee with a grant date of January 2, 2001. No shares were issued under the Company’s 2000 Plan. No stock appreciation rights (“SARs”) were granted during the last fiscal year.

        The maximum number of shares authorized for issuance under the 1996 Plan as of December 29, 2000 was 1,786,191 (and as of March 30, 2001 is 2,223,801 shares). The maximum number of shares for issuance under the 2000 Plan as of December 29, 2000 was 455,000 (and as of March 30, 2001 is 892,610), which is subject to increase by a number equal to 2% of the number of shares of Common Stock issued and outstanding on the first business day of each fiscal year of the Company through 2005.

        The 1996 and 2000 Plans are administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of the Plans, the Committee has full and final authority to adopt, amend and rescind rules and regulations relating to the Plans, select the employees to whom awards will be granted thereunder, to grant such awards, and to determine the terms and conditions of such awards and the number of shares to be issued pursuant thereto.

	Grant Date	Number of Securities Underlying Option(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share(3)	Expiration Date	100Grant Date Present Value(4)
DeLuca	1/2/01	65,000	17.7%	$5.0000	1/2/11	$201,500
Backus	1/2/01	10,000	2.7%	$5.0000	1/2/11	$ 31,000
Gardner	1/2/01	13,000	3.5%	$5.0000	1/2/11	$ 40,300
Zoratto	1/2/01	20,000	5.4%	$5.0000	1/2/11	$ 62,000
Bonta	1/2/01	15,000	4.1%	$5.0000	1/2/11	$ 46,500

(1)
Options granted January 2, 2001 vest in 25% increments over four years beginning one year from the date of grant. Full vesting occurs on the fourth anniversary date and the option expires ten years after grant. Options become 100% vested and are exercisable for two years after retirement from the Company.

(2)	Total options granted to employees in fiscal year includes options approved in 2000 by Compensation Committee with a grant date of January 2, 2001.

(3)	The exercise price on options granted is the fair market value of the Common Stock on the date of grant.

(4)
When calculating the present value of options shown in the table, the Company used the Black-Sholes option pricing model to obtain a calculated present value with certain assumptions regarding volatility, risk free interest rate and when the shares would be exercised throughout the vesting period. In addition, the Company took a 3% discount for each year in the vesting period to account for the risk of forfeiture in the event that the executive terminates employment with the Company. The Black-Sholes present value for options approved by the Compensation Committee during FY 2000 but granted effective January 2, 2001 is $3.10 with assumptions as follows: volatility of .488; risk free interest rate of 5.28%; and an assumption that shares would be exercised evenly throughout the four year vesting period. The valuation is not intended to forecast possible future appreciation, if any, of the Common Stock. The real value of the option depends on the actual performance of the Company’s Common Stock during the applicable period.

Aggregated Option Exercises During Last Fiscal Year and Option Values at End of Last Fiscal Year

        The following table provides information with respect to the exercise of stock options during the fiscal year ending December 29, 2000 by the Named Officers, and with respect to unexercised “in-the-money” stock options outstanding as of December 29, 2000. In-the-money stock options are options for which the exercise price is less than the market price of the underlying stock at the end of the fiscal year. No executive officer or any other employee of the Company held or exercised any SARs at any time during the fiscal year ended December 29, 2000.

Name	Shares Acquired On Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (In shares)		Value of Unexercised In-The-Money Options at Fiscal Year End($)(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
DeLuca	0	$0	129,394	173,649	$0	$0
Backus	0	$0	13,409	35,068	$0	$0
Gardner (3)	0	$0	28,432	40,732	$0	$0
Zoratto	0	$0	36,384	49,535	$0	$0
Bonta	0	$0	21,657	39,161	$0	$0

(1)	Represents the difference between the $5.000 closing market price of the Company’s Common Stock at December 29, 2000, minus the exercise price of the options.

(2)
Mr. DeLuca’s options with respect to 2,500 shares have vested as a result of the passage of time but may not be exercised unless the Company’s stock price increases to certain predetermined levels. Because the condition has not been satisfied and the options therefore are not vested, such options are not included in this table or the “Beneficial Ownership of Shares” table in Item 12.

(3)
Mr. Gardner exercisable shares include shares originally issued by OHM which were converted to the Company’s options equivalent in number of shares and exercise price. Mr. Gardner, as were all employees of OHM who held outstanding OHM stock options, was permitted to cash out the OHM options or convert the OHM options to the Company’s options equivalent in number of shares and exercise price.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is composed of five nonemployee directors. The Compensation Committee reviews management compensation levels and evaluates management performance and related matters. The Compensation Committee also administers the Company’s various management incentive plans, including the 1996 and 2000 Stock Incentive Plans. This report relates to the fiscal year that ended December 29, 2000.

        The Compensation Committee retains the services of nationally known independent consulting firms specializing in executive compensation to assist it in performing its functions. During fiscal year 2000, the retained consultant conducted a comprehensive analysis of the Company’s executive pay practices compared to competitive market practices. The Compensation Committee also reviewed surveys and other materials describing the compensation practices of companies from which the Company recruits and with which it competes for management talent. This includes other companies in general industry of similar size, as well as large engineering and construction companies and environmental services companies. The Committee considers this information and other factors in its deliberations on management compensation.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is a former or current officer or employee of the Company or its subsidiaries and there are no Compensation Committee interlocks.

Compensation Program Objectives

        The compensation strategy and programs are designed to attract, retain, and motivate key management and to align the financial interests of the Company’s executive officers with those of its stockholders.

        The compensation strategy is designed to align management and stockholder interests by placing a large percentage of an executive officer’s total compensation “at risk” in the form of annual and long-term incentives, which at target levels, are generally intended to provide at least 60% of total compensation. In addition, a substantial percentage of management’s incentive compensation, both annual and long-term incentives will be linked to the value of the Company’s common stock. Based upon the consulting firm’s report, several actions were approved to reinforce this strategy. Grants of both Restricted Stock and Non-Qualified Stock Options were approved. In addition, the Compensation Committee approved additional stock loans under the Executive Ownership Program (“EOP”). The EOP requires that, within a three-year period, key executives acquire and hold a number of shares of the Company’s Common stock equivalent to a multiple—which ranges from one-times for certain executives up to four-times for the Chief Executive Officer—of their base salary. This program, which may include a stock purchase loan program, stock options, and an executive bonus program, is intended to significantly increase the equity holdings of participating executives. The Company’s Management Compensation Program is designed to provide:

(i)	Base salaries that are competitive with general industry, including engineering and construction and environmental services;

(ii)
Competitive total annual cash compensation, delivered in substantial part through annual incentive compensation that varies in a consistent and predictable manner with the financial performance of the Company; and

(iii)	Long-term incentive compensation that focuses management on building shareholder value through the attainment of longer-term financial and strategic goals, and encourages management stock ownership.

        In the design and administration of the Management Compensation Program, the Company attempts to achieve an appropriate balance among various elements of compensation, each of which is discussed, as are Committee’s actions, in greater detail below.

Base Salary

        As a guideline, the base salary for Company management is targeted at the fiftieth percentile level of general industry companies of similar size, including comparable engineering and construction and environmental services companies, in order to attract and retain key talent in this highly competitive industry. The Company’s salary plan for executive officers is approved, on an annual basis, by the Compensation Committee and takes into account individual performance, the Company’s overall financial performance, and competitive practice.

        The Compensation Committee completed its annual review of officer pay levels and made salary adjustments during the fiscal year ended December 29, 2000 taking into consideration competitive pay practices, the need to retain key executives, and increased responsibilities associated with the strategic realignment of the Company’s business units. Base salaries were adjusted as follows: Mr. Bonta was increased from $180,000 to $225,000.

Total Annual Cash Compensation (base salary plus annual incentive)

        As a guideline, total annual cash compensation is set at between the fiftieth percentile and the upper quartile of general industry companies, including comparable engineering and construction and environmental services, when annual performance goals and targets are achieved. Upper-quartile cash compensation can be earned only if business results significantly exceed Company goals.

Annual Incentive Compensation

        The Management Incentive Plan (the “MIP”) is designed to reward executive officers and other key employees, on an annual basis, for their contributions to the achievement of corporate and business unit goals and for individual performance. Each fiscal year each eligible participant has a target incentive award that generally is expressed as a percentage of the participant’s base salary for that fiscal year. The aggregate target incentive awards of all participants cannot exceed the size of an incentive fund, the dollar amount of which is determined by the Compensation Committee. The incentive fund, approved by the Compensation Committee, is directly linked to the Company’s annual budget goals, which are approved by the Board of Directors. If the Company’s performance exceeds budget, the maximum incentive award payable to participants is in the range of 150% of the target incentive award. Company goals are expressed in terms of specific financial targets that are established as part of the annual budgeting process.

        For the fiscal year that ended December 29, 2000, the target incentive awards adopted under the MIP were intended to provide an incentive to key management to continue to improve the financial performance of the Company. As performance measures, the Compensation Committee selected earnings before interest and taxes “EBIT”, and collection of accounts receivable as measured by days’ sales outstanding “DSO”. Specific goals and financial targets associated with these measures were established for the annual performance period. Annualized target incentive awards ranged from 10% of salary for certain employees to 80% of salary for the Chief Executive Officer. Any incentive award funds earned are distributed following the end of the fiscal year, contingent on performance.

        Financial goals and targets were partially achieved for the fiscal year ended December 29, 2000. The distribution of incentive awards was determined for the period, by the Compensation Committee, on the basis of an assessment of Company’s overall performance, and of individual performance in relation to established objectives. The total incentive awards currently approved for payment to the Named Officers under the MIP for the fiscal year ended December 29, 2000 were as follows: Mr. DeLuca, $100,000; Mr. Backus, $20,000; Mr. Zoratto, $35,000; and $22,500 each for Messrs. Bonta and Gardner.

        The Company’s Executive Bonus Plan (the “EBP”) was adopted to provide an additional incentive to certain key executives, to improve its overall profitability and value on a sustainable long-term basis, and to have them remain with the Company. The EBP provides for a cash bonus to be paid upon the attainment of certain share price targets ranging from $13.50 to $25.00 for a period of 90 calendar days as well as a cash bonus to be paid annually to each key executive who remains with the Company over a three-year period. If the share price targets are achieved and the executive remains employed by the Company throughout three-year period, then the annual bonus award would average approximately 15% of salary for certain executives and about 60% of salary for the Chief Executive Officer, based upon the executive’s salary at the time participation commenced.

        Annual continued service bonuses were paid under the EBP for FY2000 as follows: Mr. Backus, $13,804; Mr. Bonta, $8,596; Mr. Gardner, $9,890; and Mr. Zoratto, $9,359.

Net Total Compensation
(total annual cash compensation plus the annualized value of long-term incentives)

        As a guideline, net total compensation for executive officers, through long-term incentive awards under the Stock Incentive Plans, is set at between the fiftieth percentile and the upper quartile of general industry companies, including comparable engineering and construction and environmental services companies, when the Company’s long-term goals to increase stockholder value are achieved or exceeded.

Long-Term Incentive Compensation Program

        The 1996 and 2000 Stock Incentive Plans authorize the granting of various stock and cash-based incentive awards to officers and key employees of the Company and its subsidiaries. The Plans give the Compensation Committee the flexibility to make longer-term incentive awards in a variety of forms to better align the long-term interests of the Company’s management with those of its stockholders. During fiscal year 2000, the Compensation Committee approved grants of Restricted Stock and Non-Qualified Stock Options (“NQSO’s”) both effective in January 2001. These grants vest in equal installments over four years. The number of shares granted to the Named Officers were as follows: Mr. Backus: 6,000 shares of Restricted Stock and 10,000 NQSO’s; Mr. Bonta: 10,000 shares of Restricted Stock and 15,000 NQSO’s; Mr. Gardner: 8,000 shares of Restricted Stock and 13,000 NQSO’s, and Mr. Zoratto: 15,000 shares of Restricted Stock and 20,000 NQSO’s.

        Grants of stock were made under the Restoration Plan. Shares were granted to satisfy the liability accrued during FY2000 under the plan. Shares issued, which were immediately vested, were as follows: Mr. Backus: 1,120 shares; Mr. Bonta: 760 shares; Mr. Gardner: 960 shares; and Mr. Zoratto: 960 shares.

Compensation of Chief Executive Officer

        The Committee assessed the competitiveness of Mr. DeLuca’s salary for the fiscal year ending December 29, 2000 using competitive information developed by nationally known independent consulting firms. The Committee increased Mr. DeLuca’s salary to $550,000 per annum effective January 1, 2000. Mr. DeLuca has currently been approved to receive an incentive award of $100,000 under the Management Incentive Plan for the current fiscal year, which reflected the achievement of the Company’s EBIT and other financial goals and Mr. DeLuca’s individual performance in relation to preestablished objectives. Mr. DeLuca also was paid a bonus under the EBP for FY 2000 in the amount of $68,444. Mr. DeLuca participated in the grant of Restricted Stock and NQSOs for officers, which was effective January 2001. He received 35,000 shares of Restricted Stock and 65,000 NQSOs which vest equally over four (4) years. Mr. DeLuca received 5,440 shares of Company stock in settlement of the liability accrued during FY2000 under the Restoration Plan.

Section 162(m) of the Internal Revenue Code

        As of January 1, 1994, the Internal Revenue Code of 1986 (the “Code”) was amended to eliminate the deductibility of certain compensation in excess of $1 million. Compensation awarded under a “performance-based” compensation program that was approved by stockholders is exempted from the deduction limitation. The Compensation Committee considered the effect of Section 162(m) of the Code on the Company’s compensation programs when it adopted the 1996 and 2000 Plans, which qualified as a “performance-based” compensation program under the Code. The Company intends to adopt “performance-based” compensation programs in the future as may be required. However, the Compensation Committee believes that its primary responsibility is to provide compensation programs that attract, retain, and reward executive talent in a manner that is in the best interests of both the Company and its stockholders. Accordingly, the Compensation Committee will consider tax-deductibility, but will not necessarily be limited by this consideration as it determines the Company’s executive compensation strategy.

THE COMPENSATION COMMITTEE
Philip B. Dolan, Chairman
Daniel A. D’Aniello
Francis J. Harvey
Charles W. Schmidt
James David Watkins

REPORT OF THE AUDIT REVIEW COMMITTEE

        The Audit Review Committee* reviews The IT Group’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2000 Annual Report on SEC Form 10-K with The IT Group’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

        The Committee discussed with the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors, the auditors’ independence from The IT Group and its management including the matters in the written disclosures required by Independence Standard Board No. 1, Independence Discussions with Audit Committees.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in The IT Group’s Annual Report on SEC Form 10-K for the year ended December 29, 2000, for filing with the Securities and Exchange Commission.

        Respectfully submitted on March 19, 2001, by the members of the Audit Review Committee of the Board of Directors:

James C. McGill, Chairman
E. Martin Gibson
Richard W. Pogue
Robert F. Pugliese

*The Charter of the Audit Review Committee is included as Appendix I to this Proxy Statement.

STOCK PRICE PERFORMANCE GRAPH

        The following graph sets forth the Company’s cumulative total stockholder return on its Common Stock compared to the S&P 500 Index and a peer group of companies selected by the Company consisting of companies engaged in the environmental services industry at the end of each fiscal year. The companies in the peer group are: Foster Wheeler Corp., Sevenson Environmental Services, Inc., Tetra Tech, Inc., TRC Companies, Inc., URS Corp., and Roy F. Weston, Inc. (the “Peer Group”). We deleted Harding Lawson Associates GP, Inc. because they were acquired by MATEC in June 2000 and subsequently merged with a subsidiary of MATEC to become Harding ESE, a wholly-owned subsidiary of MATEC. The Company believes that the Peer Group it has selected represents a group of reasonably comparable companies engaged in the environmental services industry.

        Assumes $100 invested on March 29, 1996 in the Company’s Common Stock, the S&P 500 Index, and the Peer Group, and assumes the reinvestment of all dividends.

        THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

        THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

CERTAIN TRANSACTIONS

        Employment Agreements.    In 1996 the Company and Anthony J. DeLuca entered into an employment agreement with an initial term through November 1999. Thereafter, the agreement may be terminated by either party on six months notice. The employment agreement provides for Mr. DeLuca’s initial base salary at the rate in effect at the time of the closing of the Investment, subject to annual upward adjustment at the discretion of the Compensation Committee. His salary is subject to reduction only in connection with action taken by the Board of Directors for all management employees. The employment agreement provides for a short-term incentive compensation plan to be administered by the Compensation Committee. The target short-term incentive compensation level is 50%, and the maximum level is 75% of base salary. The Company also is required to maintain long-term incentive plans administered by the Compensation Committee, to make awards, primarily of stock options, based on appropriate performance criteria. The annual awards are at the discretion of the Compensation Committee and generally target long-term incentive opportunities.

        The agreement provides for severance payments under certain circumstances. Under the agreement, the Company has “good reason” to terminate Mr. DeLuca because of the Company’s performance if he fails to meet certain management forecasts for two consecutive fiscal years. If Mr. DeLuca is terminated because of the Company’s performance (under the circumstances permitted in the agreement) within 24 months after a change in control, is terminated without reason, or resigns for cause, he is entitled to receive his base salary as adjusted from time to time ($550,000), for 24 months following the termination, or, if he is terminated because of the Company’s performance (under the circumstances permitted in the agreements) but not within 24 months after a change in control, he is entitled to receive his base salary for 12 months following the termination. In addition, under certain circumstances, Mr. DeLuca’s short-term incentive compensation is to be paid on a pro-rated basis, and he is entitled to Company welfare benefits for a specified period.

        The Company provided a loan to Mr. DeLuca to allow him to make a substantial purchase of the Company’s Common Stock in the open market. The agreement required that within three months of the closing of the Investment, Mr. DeLuca purchase between $100,000 and $125,000 worth of Common Stock. Mr. DeLuca purchased the required amount of Common Stock, and Mr. DeLuca received a loan in the principal amount of $125,000 to purchase the stock. In connection with the short-term compensation plan described above, the Company may provide for forgiveness of a certain portion of the loan principal and interest if previously agreed to targets were met or exceeded. The loan bears interest at the rate of 8.25% per year and is repayable upon the earlier of the executive’s termination of employment or November 19, 1999. The term of Mr. DeLuca’s loan was extended until November 19, 2001. The employment agreement also provides for reimbursement for business expenses and vacation and other benefits consistent with existing Company policies and practices.

        Additionally, as part of his employment agreement, Mr. DeLuca is bound by non-compete provisions with the Company if he terminates his employment by resignation.

        Strawbridge Separation Agreement.    In connection with his resignation from the Company, Philip O. Strawbridge, a Senior Vice President and Chief Administrative Officer entered into an agreement dated as of November 15, 1999. Pursuant to that agreement, Mr. Strawbridge also repaid on April 28, 2000 his $142,545 loan under the 1998 Executive Stock Ownership Program net of certain adjustments.

        Mahoney Separation Agreement.    In connection with his resignation from the Company, Mr. James R. Mahoney, a Senior Vice President, entered into an agreement dated as of February 28, 2000. Pursuant to the agreement, with respect to Mr. Mahoney’s relocation loan, of which $80,000 in principal remained outstanding as of his resignation, Mr. Mahoney will, as required under his promissory note, pay the loan with interest in annual installments until fully repaid beginning as of his resignation. Mr. Mahoney also authorized the Company to withhold the $100,000 balance due under his 1996 Stock Purchase Loan from his severance payments. Mr. Mahoney also paid the remaining balance of $107,524 due under his 1998 Executive Stock Ownership Program Loan according to its terms on September 19, 2000. These terms are consistent with the provisions of his 1996 Employment Agreement.

        Retention of Eckert Seamans Cherin & Mellott.    The Company has retained the law firm of Eckert Seamans Cherin & Mellott, to which Robert F. Pugliese, a director of the Company, is Special Counsel, to perform approximately $550,000 of services during the fiscal year ending December 29, 2000 in connection with the acquisition of OHM and certain employment litigation.

        Relocation Loans.    In certain circumstances, the Company has granted and may in the future grant interest-free loans to executive officers, officers and certain other employees principally for real estate purchases in connection with company-initiated transfers to a new location. All loans are approved by the Compensation Committee and are to be secured by the principal residence of the individual.

        In connection with the relocation and consolidation of the Company’s corporate headquarters from Torrance, California to Pittsburgh, Pennsylvania in June 1997, and other relocations occurring at approximately the same time, the Company offered relocation assistance to a limited number of officers and key employees. Relocation assistance packages offered to these individuals included a loan to be used for the purchase of a new residence. The loans to relocating employees have ten year terms, are to be secured by the residence purchased, and do not bear interest as long as the employee stays with the Company. Five percent of the loan principal is required to be repaid annually by the employee and 5% will be forgiven annually by the Company for each year the employee remains with the Company. The loans are also due upon the sale of the residence purchased. Mr. DeLuca accepted a loan of $100,000 at the time of his relocation. During the fiscal year ended December 29, 2000, (i) Mr. DeLuca repaid $5,000 of the loan, and (ii) the maximum amount owed by Mr. DeLuca to the Company under the loan was $80,000. As of March 30, 2001, the principal amount outstanding for Mr. DeLuca’s loan was $65,000. In 1996, Mr. Bonta accepted a loan of $60,000. During the fiscal year ended December 29, 2000, the maximum amount owed by Mr. Bonta under the loan was $48,000 and as of March 30, 2001, the principal balance was $39,000.

        Executive Stock Ownership.    The Company has adopted an Executive Stock Ownership Program which requires that within three years certain key executives own an amount of the Company’s Common Stock equal to a multiple of their salary ranging from one times salary for vice presidents to four times salary for Mr. DeLuca. To assist these executives in meeting the ownership guidelines, during CY 1998 and FY 1999 the Company provided loans to Messrs. DeLuca, Backus, Bonta, Gardner and Zoratto in the amounts of $939,100; $198,000; $123,300; $135,700 and $128,400 respectively, to purchase the Company’s Common Stock. The Company also provided similar loans totaling $779,100 to six other key executives. All of the executives used the loans solely to purchase the Company’s Common Stock at current market prices. The loans bear interest at a rate ranging from 4.46% to 5.25% per year and are repayable upon the earlier of the executives’ termination of employment or three (3) years. The executives should be able to repay the loans from incentive compensation payments earned during the loan period. To further support the achievement of the ownership guidelines during FY 2000 the Company provided a $700,000 loan to Mr. Deluca and $180,000 each to Messrs. Backus, Bonta, Gardner and Zoratto. The loans bear an interest rate of 6.69% per year over a four year term; principal and interest subject to incremental forgiveness for continued service over the same period. The Company also provided similar loans totaling $1,030,000 to seven other key executives.

        Carlyle Financial Advisory Fees.    In connection with the Investment, the Company agreed to pay Carlyle (i) an annual financial advisory fee of $100,000, payable quarterly; and (ii) investment banking fees (equal to 1% of transaction value) and reimbursement of reasonable out-of-pocket expenses for investment banking services rendered to the Company.

        Indemnification.    The General Corporation Law of the State of Delaware, the state of incorporation of the Company, and the Company’s Bylaws provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys’ fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

        Directors and officers are covered under policies of directors’ and officers’ liability insurance. All directors, officers serving as Senior Vice President or in a higher position and certain other officers are parties to Indemnity Agreements (the Indemnity Agreements). The Indemnity Agreements provide indemnification for the directors and covered officers in the event the directors’ and officers’ liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director’s or officer’s service to the Company.

        Additionally, the Company’s Certificate of Incorporation provides that its directors are not to be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by law. This provision is intended to allow the Company’s directors the benefit of the Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires directors, certain officers of the Company and persons holding more than 10% of the Company’s Common Stock to file reports concerning their ownership of Common Stock by dates established under the Exchange Act and also requires that the Company disclose any noncompliance with those requirements during the year ended December 29, 2000. Based solely upon a review of reports delivered to the Company, the Company believes all Section 16(a) filing requirements were satisfied.

INDEPENDENT AUDITOR

        Ernst & Young LLP was the Company’s independent auditor for the year ended December 29, 2000 and has been selected as the auditor for the current fiscal year, as recommended by the Audit Review Committee. A representative of that firm is expected to be at the Annual Meeting and will have an opportunity to make a statement, if desired. The representative will also be available to respond to appropriate questions from stockholders.

        Fees paid to the Company’s external auditors, Ernst & Young, for the fiscal year 2000 annual audit were $526,000. Fees for Financial Information Systems Design and Implementation consulting performed by the Ernst & Young consulting group prior to its sale on May 27, 2000 to Cap Gemini, a separate French public company, were $261,000. All other fees paid to Ernst & Young were $240,000 and are principally related to specialized acquisition tax consulting.

STOCKHOLDER PROPOSALS

        The Company expects to hold its next annual meeting of stockholders on May 23, 2002. Any of our eligible stockholders (as defined below) wishing to have a proposal considered for inclusion in the Company’s proxy solicitation materials for the annual meeting in the year 2002 under Exchange Act Rule 14a-8 must set forth such proposal in writing and file it with the Secretary of the Company a reasonable time in advance of the date of mailing proxy statement. The Company will consider any proposal filed on or before December 18, 2001 to be in compliance with such requirement. The Board of Directors of the Company will review any proposals from eligible stockholders which it receives by that date and, with advice of counsel, will determine whether any such proposal will be included in its 2002 proxy solicitation materials under applicable SEC proxy rules. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held. In addition, under the Company’s bylaws, a stockholder who wishes to propose business for consideration at the annual meeting in the year 2002 or to nominate persons for election to the Board of Directors must deliver to the Company the information specified in the Company’s Bylaws regarding such proposal or nomination not later than the “Advance Notice Deadline Date.” For this purpose, the Advance Notice Deadline Date is the date that is 60 days in advance of the date of the annual meeting in the year 2002 or, if later, the fifteenth day following the date the Company first announces the date for the annual meeting in the year 2002. Under Exchange Act Rule 14a-4, as recently amended, the Company also may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a stockholder that the stockholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal before the Advance Notice Deadline Date.

ANNUAL REPORT

        The Company’s Annual Report to Stockholders for the fiscal year ended December 29, 2000 (the “Annual Report” or the “2000 Annual Report”) is being mailed to stockholders together with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, and such information is incorporated in this Proxy Statement by reference and is part of the proxy soliciting material.

FORM 10-K ANNUAL REPORT

        The Company will provide to any stockholder, without charge, a copy of its Report on Form 10-K for the fiscal year ended December 29, 2000, including financial statements, filed with the SEC, upon the request of any such stockholder. Requests should be directed to The IT Group, Inc., Attention: Investor Relations, 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, 412-372-7701.

GENERAL AND OTHER MATTERS

        The Company will bear the cost of this solicitation of proxies, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. The Company has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies, for which MacKenzie will be paid a management fee of $5,000 plus out-of-pocket expenses.

        As of the date of this Proxy Statement, there are no other matters to be brought before the Annual Meeting. Pursuant to the Company’s Bylaws, in order to present business at the Annual Meeting other than that proposed by the Board, a stockholder must give written notice to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (iii) the class, series and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. In addition, a stockholder making any such proposal must promptly provide any information reasonably requested by the Company. Should any other matters come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors,

/s/ James G. Kirk
James G. Kirk
Secretary

April 17, 2001
Monroeville, Pennsylvania

APPENDIX I

CHARTER OF THE AUDIT REVIEW COMMITTEE
OF THE BOARD OF DIRECTORS
OF THE IT GROUP, INC.
DECEMBER 2000

Statement of Policy

        The Audit Review Committee will provide oversight of the corporation’s accounting and auditing procedures and practices in accordance with regulatory requirements and generally accepted accounting principles, and report to the Board of Directors the findings and recommendations in order for the Audit Review Committee and the Board of Directors as a whole to fulfill their responsibilities to shareholders, the investment community, and the regulatory agencies.

Composition

        The Audit Review Committee shall be comprised solely of directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement as a committee member. Directors who are affiliates of the company or officers or employees of the Company or its subsidiaries would not be qualified for Audit Review Committee membership. All Audit Review Committee members will be financially literate, and at least one member will have financial management expertise, as determined by the Board of Directors.

        The term “Financially Literate” means that, in the sole judgment of the Board of Directors, a person possesses sufficient knowledge to understand the accounting issues which come before the Audit Review Committee and to make a judgment thereon.

        The term “Financial Management Expertise” means that a person is financially literate and also has experience in the oversight of the accounting and/or finance functions.

Responsibilities

        The Audit Review Committee shall:

a.	Obtain the Board of Directors’ approval of this Charter and review and reassess this Charter annually;

b.	Recommend to the Board of Directors the selection of the independent auditor for the corporation;

c.
Review the independent auditor’s compensation, the terms of its engagement, the scope of the audit to be conducted, including related plans, and its independence, and provide a clear understanding to the independent auditor that the auditor is ultimately accountable to the Board of Directors and the Audit Review Committee. The Audit Review Committee has the ultimate authority to evaluate, and if appropriate, terminate the independent auditor’s services;

d.
On an annual basis, obtain from the independent auditor a written communication delineating all its relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditor the nature and scope of any disclosed relationships or professional services and take appropriate action to ensure the continuing independence of the independent auditor;

e.	Serve as the direct channel of communication between the independent auditor and the Board of Directors;

f.
Serve as the direct channel of communication between the internal audit function, which reports on a dual basis to the Audit Review Committee and the Chief Executive Officer or his designee, and the Board of Directors;

g.	Review the corporation’s external audit, internal audit, legal, ethical and regulatory compliance policies and functions;

h.
Review the quarterly operating results and the results of the quarterly review procedures conducted by the auditors with financial management and the independent auditor prior to the corporation’s public earnings announcement;

i.
Consider major changes and other major questions of choice respecting the appropriate auditing and accounting principles and practices to be used in the preparation of the corporation’s financial statements. Review with management and the independent auditor the results of their analysis of significant financial reporting and auditing issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Audit Review Committee by the independent auditor. Also review with financial management and the independent auditor their judgments about the quality of accounting principles, and the consistency, completeness and clarity of the financial disclosure practices used or proposed to be used;

j.
Prepare the report of the Audit Review Committee for the Annual Proxy Report to shareholders disclosing whether or not the Committee has reviewed and discussed with management and the independent auditor, as well as discussed within the Committee, the financial statements and the quality of accounting principles and significant judgments affecting the financial statements. In addition, report whether the Committee recommended to the Board of Directors that the audited financial statements be included in the corporation’s Annual Report on Form 10-K;

k.	Have the authority to appoint the members of the Company’s Retirement Plan Committee and to review the Retirement Plan Committee’s annual report;

l.	Review the corporation’s risk management procedures and policies.

1970-PS-2001

The IT GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned constitutes and appoints ANTHONY J. DELUCA and JAMES G.
KIRK and each of them, atorneys-in-fact and proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock, $0.01 par
P	value, of the IT Group, Inc. (the "Company") which the undersigned would be
R	entitled to vote if personally present at the Annual Meeting of
O	Stockholders of the Company (the "2001 Annual Meeting"), to be held at 9:00
X	a.m. Eastern Time, on Wednesday, May 23, 2001, at The IT Group, Inc.,
Y	located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792,
and at any adjournment or postponement thereof. All proxies shall be voted as directed, or, if no direction is given, for the nominees named on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                          ---------------------

SEE REVERSE

SIDE

  ---------------------

[X] Please mark votes as in this example.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
IT GROUP, INC.

1. ELECTION OF DIRECTORS: Nominees: Anthony J. DeLuca, Francis J. Harvey, James C. McGill, Richard W. Pogue, and Charles W. Schmidt	2. in the discretion of the proxyholders with respect to any other matter that may propertly come before the 2001 Annual Meeting and at any adjournment or postponement thereof. The Board of Directors is not aware of any other matters that will be pesented at the meeting.

FOR WITHHELD
[_] [_]	MARK HERE FOR
ADDRESS CHANGE
AND NOTE AT LEFT [_]

[_] _____________________________________
For all nominees except as noted above	Please date and sign exactly as your name or names appear hereon. If more than one owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

Signature: ________________ Date: _____________	Signature: __________________ Date: ______________